Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated November 6, 2013 to

Pricing Supplement No. 6, dated December 2, 2011 to Prospectus Supplement and Prospectus dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between October 4, 2013 and November 5, 2013:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	83.573%	$4,178,650	October 16, 2013
$7,500,000	83.573%	$6,267,975	October 16, 2013
$4,500,000	83.237%	$3,745,665	October 17, 2013
$6,000,000	83.204%	$4,992,240	October 23, 2013
$10,000,000	83.530%	$8,353,000	October 24, 2013
$2,200,000	82.275%	$1,810,050	October 29, 2013
$2,000,000	82.428%	$1,648,560	November 1, 2013

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$37,200,000	83.323%	$30,996,140	$3,992.30(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $12,671.25 that have been paid in respect of the securities covered by pricing supplement No. 6 under the registration statement on Form F-3 (No. 333-178202) of which this pricing supplement is a part. After giving effect to the registration fee for these offerings, $8,678.95 remain available for future offerings for such pricing supplement described above.